
================================================================================
     As filed with the Securities and Exchange Commission on April 19, 2002
                                                       Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                 --------------

                              CARREKER CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                                       75-1622836
(State or Other Jurisdiction of                        (I.R.S. Employer
 Incorporation or Organization)                        Identification No.)

                        4055 VALLEY VIEW LANE, SUITE 1000
                               DALLAS, TEXAS 75244
                                 (972) 458-1981
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                        Registrant's Principal Executive Offices)
                                 --------------

                              JOHN D. CARREKER, JR.
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                        4055 VALLEY VIEW LANE, SUITE 1000
                               DALLAS, TEXAS 75244
                                 (972) 458-1981
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                 --------------
                                   COPIES TO:

      JOHN B. MCKNIGHT                               TOD V. MONGAN
  LOCKE LIDDELL & SAPP LLP                        CARREKER CORPORATION
2200 ROSS AVENUE, SUITE 2200               4055 VALLEY VIEW LANE, SUITE 1000
  DALLAS, TEXAS 75201-6776                        DALLAS, TEXAS 75244
       (214) 740-8000                                (972) 458-1981

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM
TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

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


---------------------------- -------------------------- ------------------------------ -------------------------- -----------------
     Title of Class of        Amount to be Registered         Proposed Maximum             Proposed Maximum           Amount of
Securities to be Registered                             Aggregate Price per Share(1)      Aggregate Offering    Registration Fee (2)
                                                                                               Price (1)
---------------------------- -------------------------- ------------------------------ ------------------------   -----------------

  Common Stock, par value

      $0.01 par share                1,282,214                      $9.48                     $12,155,388             $1,118.30
---------------------------- -------------------------- ------------------------------ ------------------------   -----------------

(1)  ESTIMATED SOLELY FOR PURPOSES OF CALCULATING THE REGISTRATION FEE.
(2) PURSUANT TO RULE 457(c) OF THE RULES AND REGULATIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRATION FEE IS CALCULATED BASED ON THE AVERAGE OF THE HIGH AND LOW PRICES FOR CARREKER'S COMMON STOCK ON THE NASDAQ NATIONAL MARKET ON APRIL 16, 2002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                     SUBJECT TO COMPLETION DATED APRIL 19, 2002

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                1,282,214 SHARES

                              CARREKER CORPORATION

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)

                         -------------------------------

    This prospectus relates to the offer and sale from time to time of up to an aggregate of 1,282,214 shares of our common stock for the account of our stockholders named in this prospectus. These stockholders acquired the shares directly from us in a private placement completed on April 5, 2002. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

     The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market or through privately negotiated transactions or otherwise. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution."

     Our common stock is listed for trading on The NASDAQ National Market under the trading symbol "CANI." On April 16, 2002, the last reported sale price of our common stock on NASDAQ was $9.49 per share. The shares covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices.

         You should read this entire prospectus, including the documents incorporated by reference, carefully before you invest.

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------
                 The date of this prospectus is April __, 2002.

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                                TABLE OF CONTENTS


                                                                                                               PAGE

SUMMARY...........................................................................................................1

CARREKER CORPORATION..............................................................................................1

RISK FACTORS......................................................................................................5

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS......................................................16

WHERE YOU CAN FIND MORE INFORMATION..............................................................................16

INCORPORTION OF INFORMATION WE FILE WITH THE COMMISSION..........................................................16

USE OF PROCEEDS..................................................................................................17

SELLING STOCKHOLDERS.............................................................................................17

PLAN OF DISTRIBUTION.............................................................................................18

LEGAL MATTERS....................................................................................................19

EXPERTS..........................................................................................................19

SEC POSITION ON INDEMNIFICATION................................................................................II-2

                                     SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

                              CARREKER CORPORATION

GENERAL

    We are a leading provider of integrated consulting and software solutions that enable banks to increase their revenues, reduce their costs and enhance their delivery of customer services. Our offerings, uniquely tailored to the needs of the banking industry, fall into three groups:

    o REVENUE ENHANCEMENT--increases banks' revenues through market segmentation and improved customer pricing structures;

    o GLOBAL TECHNOLOGY--assists banks in transitioning from paper to electronic-based payment systems and minimizing payment processing expenses, and optimizing inventory management of a bank's cash-on-hand, including management of how much and where cash will be needed; and

    o ENTERPRISE SOLUTIONS--integrates systems, combines operations and improves workflows and internal operational processes.

    We have over 20 years of experience in the banking industry. This experience, combined with our professional staff and managers, many of whom are former bankers and experts in complex bank operations, and our advanced technological expertise, positions us to address effectively the challenges and anticipate opportunities that banks face in today's increasingly competitive environment. Our customer list includes over 200 financial institutions in the United States, Canada, the United Kingdom, Ireland and Australia, including 70 of the largest 100 banks in the United States.

OUR INDUSTRY

    The banking industry is one of the nation's largest industries, with aggregate assets of approximately $7.2 trillion as of June 2000, according to the Federal Deposit Insurance Corporation. While banks historically have focused on reducing their operating expenses to remain competitive, they are increasingly focused on developing new sources of revenue growth that capitalize on their core competencies, automating operations to increase efficiencies and outsourcing some banking functions to sustain market value growth. To this end, banks are expending significant resources both internally and on solutions purchased from external vendors, including outsourcing arrangements. Key industry trends driving our market opportunity include:

     CONSOLIDATION. The banking industry continues to experience substantial consolidation. As banks grow by acquisition, they require the integration of operational processes and technological applications that serve to increase revenues from a larger customer base, achieve efficiencies of scale associated with increased operating size and enhance customer service through a nationwide presence and consequent broader geographic reach.

     REGULATORY CHANGE. The banking industry is characterized by continuing regulatory changes. Regulations in certain areas have been relaxed while regulations in other areas have become more restrictive. Revisions to regulations also have permitted interstate banking, which allows bank holding companies to own banks in multiple states under a single charter and, consequently, to capture the operating and structural efficiencies that such expanded operations make possible. In addition, deregulation in certain sectors of the banking industry has led to increased competition for banks from insurance companies, brokerage houses and other financial institutions in areas of business which were previously the exclusive domain of banks. These changes have presented banks with both challenges and opportunities to improve their operations and achieve competitive advantages.

                                       1

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     EVOLVING TECHNOLOGIES. Rapid technological innovation has increased customers' expectations and, as a result, has created new means for banks to gain competitive advantages. Increasingly, customers are requiring that their banks provide a broader scope of banking services quickly and easily through automated teller machines, or ATMs, by telephone or over the Internet. Additionally, technological development has provided banks with the potential for numerous operational enhancements. For instance, technology currently allows for the electronic storage of images of documents, including checks, as well as the ability to recall and use that data quickly and simultaneously at multiple locations. Technology also currently enables banks to minimize their non-earning assets by reducing their reserve requirements. Furthermore, technological developments are fueling industry-wide advancements, such as the conversion from a paper to an electronic-based check clearing process. The electronic processing and clearing of checks has been gaining increasing acceptance as an efficient and viable solution for eliminating the time-consuming and expensive movement of paper.

     EMERGENCE OF THE INTERNET. The Internet increasingly is being used as a medium for financial transactions and services, including bill payment and presentment processing, cash management, payroll and other services for commercial customers. One area of particular interest to banks is the impact that the rapid growth of business to business, or B2B, e-commerce is having on their customers. As the trend towards B2B e-commerce accelerates, we believe that banks, as trusted intermediaries, are well-positioned to electronically process, transmit, record, archive, provide customer service and mitigate the risks associated with their customers' B2B transactions.

    In order to compete effectively in this dynamic environment, banks often must identify effective and innovative solutions to address their unique requirements and re-design, and in some cases completely replace, their operational systems. Effective development and implementation of these solutions is technically challenging, time-consuming and expensive, and banks often are faced with a choice between building internal, custom solutions or purchasing third party offerings. The development of internal solutions necessarily involves either re-deploying already stretched resources or acquiring new resources that increase fixed costs, which typically results in isolated, departmental solutions. In addition, traditional third party solutions typically are not designed to the banking industry's unique requirements and are often inflexible, requiring banks to conform their work processes to available systems. The situation is exacerbated by the fact that effective solutions cannot be developed in isolation, given the increasingly interdependent nature of bank-to-bank operations. Traditional third party solutions are also limited as some offer analysis and consultation regarding a bank's operations, while others only provide specific software applications, resulting in a piecemeal approach to solutions development. By using multiple providers, banks face increased costs, more complex implementation and delayed realization of benefits. As a result, banks are in need of a solution provider, specializing in the banking industry, to provide integrated consulting services and technological applications.

OUR SOLUTION

    Our products and services are designed to address the unique requirements of the banking industry. These solutions combine consulting services and technological applications to enable banks to identify and implement e-finance solutions, increase revenues, reduce costs and enhance delivery of customer services. The key characteristics of our solutions include:

    INTEGRATED AND CONSULTATIVE APPROACH. We combine our consulting expertise and proprietary technology to serve as a single-source provider of fully-integrated solutions that address the critical needs of banks. This approach sets us apart from providers of partial solutions that require banks to seek costly additional expertise or implementation services to attain a complete solution. By offering integrated solutions, we achieve more rapid identification and implementation of solutions than would a piecemeal approach.

    COMPREHENSIVE DELIVERY MODEL. We are able to deliver our solutions in a variety of ways to meet our clients' needs. These delivery methods include traditional software licensing and associated consulting, third party Web-hosting and licensing software for use by multiple banks in a shared operating environment. Our ability to deliver products and services in a variety of methods allows us to provide solutions to a wider range of clients.

    ADVANCED TECHNOLOGY. We incorporate the latest technological developments, including web-enabled systems and protocols, to produce software applications that can be expanded with minimal effort, are functional and are able to interface with a bank's current or legacy systems. In addition, our current and past participation in inter-bank

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organizations, such as the Electronic Check Clearinghouse Organization, enables us to stay at the forefront of technological innovations in the industry.

    COMPELLING BUSINESS PROPOSITION FOR CLIENTS. Our solutions reduce investment risk for our clients by increasing revenues or reducing costs in a relatively short period of time. In addition, in appropriate circumstances, we value-price certain of our solutions, whereby we receive a percentage of the amount of additional revenues or reduced costs achieved by the customer. These arrangements allow banks to fund their investments in our solutions with the benefits derived from their implementation.

    BROAD ARRAY OF SERVICES AND TECHNOLOGY. We believe that our offerings are the broadest in the banking industry, enabling us to provide a bank with an expert solution targeted to a narrow area of a bank's operations or to address a broad range of a bank's operational requirements. We believe that offering a wide variety of solutions, from revenue enhancement to cost reduction to improved delivery of customer services, enhances the value we offer to our customers. In addition, our solutions embrace critical aspects of e-finance, including mitigation of fraud, electronic processing of paper-based payments, archiving of historical transactions and research and adjustments relating to each of these functions. Our complementary groups of products and services, when offered together, are able to deliver comprehensive solutions to banks. We believe we are ideally positioned to assist banks in the transformation of their financial transaction processing expertise into profitable revenue opportunities with their commercial customers.

OUR STRATEGY

    Our objective is to advance our position as a leading provider of integrated consulting and software solutions to banks. Key elements of our strategy include:

     EXPAND CUSTOMER BASE. We seek to increase our customer base by building on our strong relationships with larger banks to market our solutions to their peers, selected smaller banks and other financial institutions. We also have partnered with several service providers or resellers, including Fiserv, Inc. and Metavante Corporation, to establish alternate marketing and distribution channels of certain of our solutions through those companies to smaller banks. Additionally, we strive to capitalize on our position as a leading provider of e-finance solutions to the banking industry in the United States to continue to pursue international customers, particularly banks elsewhere in North America, Europe, South Africa and Australia. When regulatory change or technological breakthroughs create a significant economic opportunity, the quality and breadth of our customer base allows us to rapidly penetrate the industry with valuable solutions.

     CROSS-MARKET OUR PRODUCTS AND SERVICES TO OUR EXISTING CUSTOMER BASE. Once customers contract for one or more of our products or services, we strive to develop and expand our relationships by cross-marketing other products and services to those customers. Over the course of these relationships, we are able to increase revenues from our existing customer base with minimal additional sales expense by providing multiple products and services. These relationships typically do not involve the time and customer acquisition costs associated with the development of new relationships.

     USE OF VALUE-PRICING AND RECURRING REVENUE ARRANGEMENTS. We intend to continue to share in the value that our solutions create for customers by expanding the use of pricing methods and negotiated arrangements to generate high-margin and recurring revenues. We plan to continue to use value-pricing for solutions in appropriate circumstances where increased revenues or reduced costs resulting from such solutions can be readily projected and measured. In addition, we intend to expand our practice of structuring license fees for software-based solutions according to the usage of the software, which is intended to transform a one-time license fee into a recurring revenue stream.

     PURSUE STRATEGIC ALLIANCES AND ACQUISITIONS. We strive to form alliances with selected partners whose solutions and expertise, when combined with ours, provide incremental, value-added benefits to banks and their customers. In addition to such alliances, we also seek to make selective acquisitions of complementary businesses that would enable us to expand our line of products and services, grow our customer base or pursue new business opportunities.

     ENHANCE BRAND AWARENESS. We plan to continue to build our brand awareness and reputation to expand our customer base and attract new strategic alliances, acquisition candidates and talented consultants, managers and

                                       3

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employees. We promote the Carreker brand through our Web site, direct mail,
"user" conferences conducted exclusively for our customers, participation in industry conferences and trade shows, publication of "white papers" related to specific aspects of our services, customer newsletters and informational listings in trade journals.

OUR ADDRESS

    Our principal executive offices are located at 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244, and our telephone number at that address is (972) 458-1981. Our website is located at www.carreker.com. Information contained on our website is not part of this prospectus.

                                       4

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                                  RISK FACTORS

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

OUR PERFORMANCE DEPENDS ON THE BANKING INDUSTRY, AND ANY CHANGE IN THE BANKING INDUSTRY'S DEMAND FOR OUR SOLUTIONS COULD REDUCE OUR REVENUES AND HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    We derive substantially all of our revenues from solutions provided to banks and other participants in the banking industry. Accordingly, our future success significantly depends upon this industry's continued demand for our solutions. We believe that an important factor in our growth has been substantial changes in the banking industry in recent years, as manifested by continuing consolidation, regulatory change, technological innovation, the emergence of the Internet and other trends. If this environment of change were to slow, we could experience reduced demand for our solutions. In addition, the banking industry is sensitive to changes in economic conditions and is highly susceptible to unforeseen events, such as domestic or foreign political instability, recession, inflation or other adverse occurrences that may result in a significant decline in the utilization of bank services. Furthermore, due to concerns regarding data security and other factors, banks have been and may in the future be hesitant to adopt electronic solutions, which can adversely affect the demand for our solutions. Any event that results in decreased consumer or corporate use of bank services, or increased pressures on banks towards the in-house development and implementation of revenue enhancement or cost reduction measures, could have a material adverse effect on our business, financial condition and results of operations.

A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR BUSINESS, AND THE LOSS OF ANY ONE OF THEM COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS AND FINANCIAL CONDITION.

    Our five largest customers accounted for approximately 30%, 49% and 58% of total revenues during the fiscal years ended January 31, 2002, 2001 and 2000, respectively. Wells Fargo & Company and U.S. BANK, N.A. accounted for approximately 9% and 7% of total revenues, respectively, during the year ended January 31, 2002, and U.S. BANK, N.A. accounted for approximately 27% of total revenues during the year ended January 31, 2001. Our significant customers have changed from period to period. However, a significant portion of our current revenues is derived from customers who were major customers in prior years, and we are therefore dependent to a significant degree on our ability to maintain our existing relationships with these customers. There can be no assurance that we will be successful in maintaining our existing customer relationships or in securing additional customers, and there can be no assurance that we can retain or increase the volume of business that we do with such customers. In particular, continuing consolidation within the banking industry may result in the loss of one or more significant customers. Any failure by us to retain one or more of our large customers, maintain or increase the volume of business done for such customers or establish profitable relationships with additional customers could have a material adverse effect on our business, financial condition and results of operations.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

    In June 2001, we completed a revolving credit facility and borrowed on the line to facilitate the purchase of Check Solutions Company. Our indebtedness could have important consequences for our business. For example, it could:

         o Increase our vulnerability to general adverse economic and industry conditions;

         o        Limit our ability to obtain additional financing;

         o Require the dedication of a substantial portion of our cash flows from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of capital to fund our

                                       5

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                  growth strategy, working capital, capital expenditures,
                  acquisitions and other general corporate purposes; and

         o Limit our flexibility in planning for, or reacting to, changes in our business and the industry.

     Further, effective October 2001 we amended the terms of the revolving credit facility to reflect the impact of a decline in our recent operating results. The amended terms included adjustments to certain financial covenants and also a temporary increase in the interest rates applicable to the indebtedness outstanding under the credit facility. While we believe that we will meet the amended financial covenant targets, there can be no assurance that we will be able to do so and, if we are not able to meet these targets, what actions our lenders might take.

MANY FACTORS, SOME BEYOND OUR CONTROL, COULD CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS, WHICH COULD RESULT IN A LOWER MARKET PRICE FOR OUR COMMON STOCK.

    We have experienced in the past, and expect to experience in the future, significant fluctuations in quarterly operating results. Such fluctuations may be caused by many factors, including but not limited to:

         o the extent and timing of revenues recognized, particularly in light of our historical tendency to have a disproportionately large portion of our contract signings near the end of each quarter;

         o increases in costs beyond anticipated levels, especially in the context of costs incurred under value-pricing contracts or fluctuations in software royalty expense due to a change in future product mix;

         o        the degree of customer acceptance of new solutions;

         o the introduction of new or enhanced solutions by us or our competitors;

         o our mix of revenues derived from consulting and management service fees on the one hand, and software-related fees on the other;

         o        customer budget cycles and priorities and purchasing cycles;

         o        competitive conditions in the industry;

         o        seasonal factors;

         o        timing of consolidation decisions by customers;

         o        the extent of customers' international expansion; and

         o        general economic conditions.

    Due to the foregoing factors, many of which are beyond our control, our quarterly revenues and operating results are difficult to forecast. It is possible that our future quarterly results of operations from time to time will not meet the expectations of securities analysts or investors, which could have a material adverse effect on the market price of our common stock.

THE NUMBER OF SHARES OF OUR STOCK ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

    After giving effect to the private placement of shares that we recently completed, the resale of which shares is covered by this prospectus, as of April 5, 2002 we had outstanding 23,234,742 shares of common stock. We are not certain whether the private placement investors intend to sell the shares of our common stock that they purchased, but for so long as the registration statement of which this prospectus forms a part remains effective, these investors will be free to resell their shares. In addition, except for approximately 3,300,000 shares of our common stock held by our affiliates as of April 5, 2002, as defined in Rule 144 under the Securities Act of 1933, all of our remaining outstanding

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shares of common stock are freely tradable without restriction or registration under the Securities Act. As of April 5, 2002, we also had outstanding options entitling their holders to acquire an aggregate of 5,121,072 shares of our common stock, of which options covering 1,609,089 shares were exercisable. The shares issued upon the exercise of these options may be resold immediately. The market price of our common stock could drop due to sales of a large number of shares of our common stock by our new investors or any other stockholders, or due to the perception that these sales could occur.

OUR USE OF FIXED-PRICE AND VALUE-PRICED ARRANGEMENTS FOR CUSTOMER PROJECTS COULD REDUCE OUR REVENUES AND NET INCOME, WHICH COULD RESULT IN DECREASED OPERATING MARGINS OR LOSSES.

    We primarily price our solutions on a time-and-materials, fixed-price or value-priced basis. In connection with fixed-price projects, we occasionally incur costs in excess of our projections and as a result achieve lower margins than expected or may incur losses with respect to projects. In connection with value-priced projects, we are paid based on an agreed percentage of either projected or actual increased revenues or decreased costs derived by the bank generally over a period of up to twelve months following the implementation of our solutions. We typically must first commit time and resources to develop such projections before a bank will commit to purchase our solutions and therefore assume the risk of making these commitments and incurring related expenses with no assurance that the bank will purchase the solutions. In addition, from time to time, a customer will not achieve projected revenues or savings because it belatedly decides not to implement our solutions or the solutions do not produce the projected results, in which case we may not be able to collect any or all of the fees provided for in the customer's contract. The nature of our fixed-priced and value-priced arrangements can result in decreased operating margins or losses and could materially and adversely affect our business, financial condition and results of operations.

WE DO NOT TYPICALLY ENTER INTO LONG-TERM AGREEMENTS WITH OUR CUSTOMERS, WHICH MAKES IT MORE DIFFICULT TO PLAN AND EFFICIENTLY ALLOCATE OUR RESOURCES, AND ANY DEFERRAL, MODIFICATION OR CANCELLATION OF A CUSTOMER PROJECT CAN ADVERSELY AFFECT OUR OPERATING RESULTS.

    We typically provide services to customers on a project-by-project basis without long-term agreements. When a customer defers, modifies or cancels a project, we must be able to rapidly re-deploy our personnel to other projects in order to minimize the under-utilization of our personnel and the resulting adverse impact on operating results. In addition, our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, any delay, modification or cancellation of a customer project, or any disruption of our business relationships with any of our significant customers or with a number of smaller customers could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE EXPERIENCED RAPID GROWTH IN OUR BUSINESS, AND THERE CAN BE NO ASSURANCE THAT WE WILL BE ABLE TO MAINTAIN THIS GROWTH RATE. IF WE ARE ABLE TO MAINTAIN IT, OUR OPERATIONAL AND FINANCIAL RESOURCES COULD BE STRAINED, WHICH COULD CAUSE US TO LOSE CUSTOMERS, PREVENT US FROM OBTAINING NEW CUSTOMERS AND INCREASE OUR OPERATING EXPENSES.

    We have experienced significant growth in recent years, but there can be no assurance that we will be able to maintain this growth rate. If we are not successful in maintaining this growth rate, our business could be negatively affected. To be successful in maintaining our growth rate, we anticipate that additional expansion may be required in order to address potential market opportunities. Any further growth would place further demands on our management, operational capacity and financial resources. We anticipate that we will need to recruit large numbers of qualified personnel in all areas of our operations, including management, sales, marketing, delivery and software development. There can be no assurance that we will be effective in attracting and retaining additional qualified personnel, expanding our operational capacity or otherwise managing growth. In addition, there can be no assurance that our systems, procedures or controls will be adequate to support any expansion of our operations. As a result of acquisitions and continued growth, the needs of our management information systems are expected to expand and change, which could result in the implementation of new or modified management information systems and procedures. This may necessitate additional training of existing personnel or the hiring of additional personnel. If we cannot implement the new, or modified, management information systems in a timely manner, our ability to manage growth effectively or generate timely operating and financial reports could be materially and adversely affected. The failure to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

                                       7

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OUR FUTURE SUCCESS SIGNIFICANTLY DEPENDS ON THE EXPERIENCE OF OUR KEY PERSONNEL,
AND THE LOSS OF ANY ONE OF THEM COULD IMPAIR OUR ABILITY TO DO BUSINESS.

    Our future success depends, in significant part, upon the continued services of John D. Carreker, Jr., our Chairman of the Board and Chief Executive Officer, as well as other executive officers and key personnel. The loss of services of Mr. Carreker or one or more of our other executive officers or key employees could have a material adverse effect on our business, financial condition and results of operations, and there can be no assurance that we will be able to retain our executive officers or key personnel. We do not maintain key-man life insurance covering any of our executive officers or other key personnel.

OUR SOFTWARE AND SOLUTIONS MAY CONTAIN DEFECTS OR ERRORS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND SUBJECT US TO LIABILITY CLAIMS.

    Our solutions at times in the past have been, and in the future may be, incompatible with the operating environments of our customers or inappropriate to address their needs, resulting in additional costs being incurred by us in rendering services to our customers. Further, like other software products, our software occasionally has contained undetected errors, or "bugs," which become apparent through use of the software. Because our new or enhanced software initially is installed at a limited number of sites and operated by a limited number of users, such errors and/or incompatibilities may not be detected for a number of months after delivery of the software. The foregoing errors in the past have resulted in the deployment of our personnel and funds to cure errors, occasionally resulting in cost overruns and delays in solutions development and enhancement. Moreover, solutions with substantial errors could be rejected by or result in damages to customers, which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that errors or defects will not be discovered in the future, potentially causing delays in solution implementation or requiring design modifications that could adversely affect our business, financial condition and results of operations. It is also possible that errors or defects in our solutions could give rise to liability claims against us.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP NEW TECHNOLOGIES AND SERVICES TO MEET THE CHANGING NEEDS OF OUR CURRENT AND FUTURE CUSTOMERS, AND OUR INABILITY TO INTRODUCE NEW SOLUTIONS COULD NEGATIVELY IMPACT OUR ABILITY TO DO BUSINESS AND MAINTAIN OUR FINANCIAL CONDITION.

    We regularly undertake new projects and initiatives in order to meet the changing needs of our customers. In so doing, we invest substantial resources with no assurance of their ultimate success. We believe our future success will depend, in part, upon our ability to:

         o        enhance our existing solutions;

         o design and introduce new solutions that address the increasingly sophisticated and varied needs of our current and prospective customers;

         o        develop leading technology; and

         o respond to technological advances and emerging industry standards on a timely and cost-effective basis.

    There can be no assurance that future advances in technology will be beneficial to, or compatible with, our business or that we will be able to incorporate such advances into our business. In addition, keeping abreast of technological advances in our business may require substantial expenditures and lead-time. There can be no assurance that we will be successful in using new technologies, adapting our solutions to emerging industry standards or developing, introducing and marketing solution enhancements or new solutions, or that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these solutions. If we incur increased costs or are unable, for technical or other reasons, to develop and introduce new solutions or enhancements of existing solutions in a timely manner in response to changing market conditions or customer requirements, our business, financial condition and results of operations could be materially and adversely affected.

                                       8

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OUR FOCUS ON PROVIDING AN APPLICATION SERVICE PROVIDER, OR ASP, SOFTWARE HOSTING
MODEL SUBJECTS US TO RISKS ASSOCIATED WITH AN INCREASED DEPENDENCE ON
THIRD-PARTY PROVIDERS AND THE INTERNET.

    Our ASP software hosting model gives rise to numerous risks, particularly risks related to our heightened dependence on third party providers and the Internet. The success of our ASP software hosting model partially depends on the performance of the third party application service provider with whom we have contracted to provide software hosting services. In addition, we are also dependent on the Internet as a reliable network backbone capable of supporting our customers' use of our software. There can be no assurance that our solutions that rely on Internet access will be protected against disruptions, delays or losses due to technical difficulties, natural causes or security breaches. These problems may adversely affect the success of our ASP software hosting model and could negatively impact our operating results. We may also be subject to any governmental adoption of regulations that charge Internet access fees or impose taxes on subscriptions. Currently, there are few laws or regulations that specifically regulate the Internet; however, such laws and regulations, if adopted, may increase our operating expenses.

THERE IS INTENSE COMPETITION IN OUR INDUSTRY FOR QUALIFIED BANKING PROFESSIONALS AND TECHNICAL AND MANAGERIAL PERSONNEL, AND OUR FAILURE TO ATTRACT AND RETAIN THESE PEOPLE COULD AFFECT OUR ABILITY TO RESPOND TO BANKING AND TECHNOLOGICAL CHANGE AND TO INCREASE OUR REVENUES.

    Our future success depends upon our continuing ability to attract and retain highly qualified banking, technical and managerial personnel. Competition for such personnel is intense, and we at times have experienced difficulties in attracting the desired number of such individuals. Further, our employees have left us to work in-house with our customers and with our competitors. There can be no assurance that we will be able to attract or retain a sufficient number of highly qualified employees or independent contractors in the future. If we are unable to attract personnel in key positions, our business, financial condition and results of operations could be materially and adversely affected.

WE FACE INCREASED COMPETITION THAT COULD RESULT IN PRICE REDUCTIONS, FEWER CUSTOMER ORDERS AND LOSS OF MARKET SHARE, ANY OF WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

    We compete with third-party providers of services and software products to the banking industry that include consulting firms and software companies. Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than we can. Also, several of our current and potential competitors have greater name recognition and larger customer bases that such competitors could leverage to increase market share at our expense. We expect to face increased competition as other established and emerging companies enter the banking services market. Increased competition could result in price reductions, fewer customer orders and loss of market share, any of which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current or future competitors, and the failure to do so would have a material adverse effect upon our business, financial condition and results of operations.

    In addition to competing with a variety of third parties, we experience competition from our customers and potential customers. From time to time, these potential customers develop, implement and maintain their own services and applications for revenue enhancements, cost reductions and/or enhanced customer services, rather than purchasing services and related products from third parties. There can be no assurance that these customers or other potential customers will perceive sufficient value in our solutions to justify investing in them. In addition, customers or potential customers could enter into strategic relationships with one or more of our competitors to develop, market and sell competing services or products.

WE MAY BE UNABLE TO FULLY BENEFIT FROM OUR STRATEGIC ALLIANCES AND ACQUISITIONS, WHICH COULD NEGATIVELY AFFECT OUR BUSINESS AND HINDER OUR ABILITY TO REALIZE EXPECTED BENEFITS.

    We regularly evaluate opportunities and may enter into strategic alliances, or make acquisitions of other businesses, products or technologies. Risks inherent in alliances may include, among others:

         o        substantial investment of our resources in the alliance;

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         o        inability to realize the intended benefits of an alliance;

         o        increased reliance on third parties;

         o increased payment of third-party licensing fees or royalties for the incorporation of third-party technology into our solutions; and

         o inadvertent transfer of our proprietary technology to strategic "partners."

    Acquisitions involve numerous risks, including:

         o        difficulties in identifying suitable acquisition candidates;

         o competition for acquisitions with other companies, many of which have substantially greater resources than we do;

         o        failure to close after expending time and resources;

         o inability to obtain sufficient financing on acceptable terms to fund acquisitions;

         o requirement that the acquisition may be funded through additional debt obligations which therefore would increase interest expense;

         o        volatility of stock price due to one-time charges to earnings;

         o difficulties in assimilating acquired operations and products into our business;

         o maintaining uniform standards, controls, procedures and policies;

         o potential loss of customers and strategic partners of acquired companies;

         o        potential loss of key employees of acquired companies;

         o diversion of management's attention from other business concerns;

         o        amortization of acquired intangible assets; and

         o failure of acquired businesses, products or technologies to perform as expected or to achieve expected levels of revenues, profitability or productivity.

    There can be no assurance that we will be successful in identifying and entering into strategic alliances or making acquisitions, if at all, and any inability to do so could have a material adverse effect on our business, financial condition and results of operations.

    We expect that future acquisitions, if any, could provide for consideration to be paid in cash, shares of our common stock, or a combination of cash and our common stock. If the consideration for an acquisition transaction is paid in common stock, this could further dilute existing stockholders. Any impairment or amortization of a significant amount of goodwill or other assets resulting from an acquisition transaction could materially impair our operating results and financial condition.

OUR INABILITY TO PROTECT ADEQUATELY OUR PROPRIETARY TECHNOLOGY OR TO PREVENT ITS UNAUTHORIZED USE COULD DIVERT OUR FINANCIAL RESOURCES AND CAUSE SIGNIFICANT EXPENDITURES, WHICH COULD MATERIALLY HARM OUR BUSINESS.

    Our success significantly depends upon our proprietary technology and information. We rely upon a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect our proprietary technology and information. We have a number of issued patents and registered trademarks. There can be no assurance

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that the steps we have taken to protect our services and products are adequate to prevent misappropriation of our technology or that our competitors independently will not develop technologies that are substantially equivalent or superior to our technology. Furthermore, it is very difficult to police unauthorized use of our software due to the nature of software. Any such misappropriation of our proprietary technology or information or the development of competitive technologies could have a material adverse effect on our business, financial condition and results of operations.

    In addition, the laws of some countries in which our software is distributed do not protect our intellectual property rights to the same extent as the laws of the United States. For example, the laws of a number of foreign jurisdictions in which we license our software protect trademarks solely on the basis of the first to register. We currently do not possess any trademark registrations in foreign jurisdictions, although we do have copyright protection of our software under the provisions of various international conventions. Accordingly, intellectual property protection of our services and products may be ineffective in many foreign countries. In summary, there can be no assurance that the protection provided by the laws of the United States or such foreign jurisdictions will be sufficient to protect our proprietary technology or information.

INFRINGEMENT CLAIMS BY THIRD PARTIES CAN SUBJECT US TO SUBSTANTIAL LIABILITY AND EXPENSES AND CAN IMPAIR OUR ABILITY TO SELL OUR SOLUTIONS.

    We may need to litigate claims against third parties to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. We may be required to incur significant costs in reaching a resolution to the asserted claims, or any other claims that may be asserted against us. There can be no assurance that the resolution of a claim would not require us to pay damages or obtain a license to the third party's intellectual property rights in order to continue licensing our software as currently offered or, if such a third-party license is required, that it would be available on terms acceptable to us. The resolution of claims may also divert our management resources. If we cannot adequately protect our proprietary rights, it could have a material adverse effect on our business, operating results and financial condition.

WE DEPEND ON THIRD PARTIES FOR TECHNOLOGY LICENSES, AND IF WE CANNOT OBTAIN SATISFACTORY LICENSES OUR BUSINESS COULD SUFFER.

    Some technology used in our current software and software in development includes technology licensed from third parties. These licenses generally require us to pay royalties and to fulfill confidentiality obligations. The termination of any such licenses, or the failure of the third party licensors to adequately maintain or update their products, could result in delays in our ability to implement solutions or in delays in the introduction of our new or enhanced solutions while we search for similar technology from alternative sources, if any, which could prove costly. Any need to implement alternative technology could prove to be very expensive for us, and any delay in solution implementation could result in a material adverse effect on the business, financial condition and results of our operations. It may also be necessary or desirable in the future to obtain additional licenses for use of third-party products in our solutions, and there can be no assurance that we will be able to do so on commercially reasonable terms, if at all.

WE MAY FACE LIABILITY CLAIMS RELATED TO THE USE OF OUR SOLUTIONS, INCLUDING THOSE WHICH ARISE OUT OF THE USE OF OUR ASP SOFTWARE HOSTING MODEL, AND THE DEFENSE OF THESE CLAIMS COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION.

    As a result of our provision of solutions that address critical functions of bank operations, we are exposed to possible liability claims from banks and their customers. Although we have not experienced any material liability claims to date, there can be no assurance that we will not become subject to such claims in the future. A liability claim against us could have a material adverse effect on our business, financial condition and results of operations.

    Our ASP software hosting model requires the storage and transmission of sensitive business information of our customers electronically over the Internet. The difficulty of securely storing confidential information electronically has been a significant issue in conducting electronic commerce and in carrying out banking operations over the Internet. Our ASP software hosting model requires us to spend significant capital and other resources to protect against the threat of security breaches or computer viruses, or to alleviate problems caused by breaches or viruses. To the extent

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that our activities or the activities of our customers require the storage and transmission of confidential information, such as banking records or credit information, security breaches and viruses could expose us to claims, litigation or other possible liabilities. Our inability to prevent security breaches or computer viruses could also cause our customers to lose confidence in our solutions and terminate their relationships with us.

WE ARE SUBJECT TO CLAIMS AND LEGAL PROCEEDINGS FROM TIME TO TIME THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

    We are subject to third party claims and are named as a defendant in legal proceedings from time to time. We may be damaged as a result of an asserted claim, and we may be required to incur substantial costs in reaching a resolution of a claim. Any such claim may also divert our management resources. A significant judgment against us in connection with any legal proceedings could have a material adverse effect on our business, financial condition and results of operations. Although we do not believe that the costs or liability that may result from the resolution of currently pending claims or legal proceedings against us will be material, there can be no assurance in this regard.

OUR STOCK PRICE HAS FLUCTUATED SIGNIFICANTLY AND, IN THE EVENT OF A DOWNTURN IN OUR STOCK PRICE, WE COULD FACE SECURITIES CLASS ACTION LITIGATION.

    There has been significant volatility in the market price of our common stock, as well as in the market price of securities of many companies in the technology and emerging growth sectors. Factors which may have a significant impact on the market price of our common stock include the following:

         o quarterly variations in our results of operations or results of operations of our competitors;

         o changes in earnings estimates or recommendations by securities analysts;

         o        developments in our industry and in the banking industry;

         o        general market and economic conditions; and

         o other factors, including factors unrelated to our operating performance or that of our competitors.

    We believe that factors such as quarterly fluctuations in financial results or announcements by us, our competitors, banks and other bank industry participants could cause the market price of our common stock to fluctuate substantially. In addition, the stock market may experience extreme price and volume fluctuations that often are unrelated to the operating performance of specific companies. Market fluctuations or perceptions regarding the banking industry and general economic or political conditions may adversely affect the market price of the common stock. In the past, following declines in the market price of a company's securities, securities class-action litigation often has been instituted against that company. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

WE FACE RISKS IN CONNECTION WITH THE EXPANSION OF OUR INTERNATIONAL OPERATIONS, WHICH COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    We provide solutions to banks outside the United States, and a key component of our growth strategy is to broaden our international operations. Our international operations are subject to risks inherent in the conduct of international business, including:

         o        unexpected changes in regulatory requirements;

         o fluctuations in exchange rates and devaluations of foreign currencies;

         o        export license requirements;

         o        tariffs and other economic barriers to free trade;

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         o        restrictions on the export of critical technology;

         o        difficulties in staffing international projects;

         o        political and economic instability;

         o        limited intellectual property protection;

         o longer accounts receivable cycles and difficulties in collecting payments; and

         o        potentially adverse tax and labor consequences.

    Some of our international sales are denominated in local currencies, and the impact of future exchange rate fluctuations on our financial condition and results of operations cannot be accurately predicted. There can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse effect on revenue from international sales and thus our business, financial condition and results of operations.

OUR USE OF INDEPENDENT CONTRACTORS EXPOSES US TO LEGAL AND TAX RISKS WHICH, IF DETERMINED AGAINST US, COULD ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION.

    We often provide solutions through independent contractors. As we do not treat these individuals as our employees, we do not pay federal or state employment taxes or withhold federal or state employment or income taxes from compensation paid to such persons. We also do not consider these persons eligible for coverage or benefits provided under our employee benefit plans or include these persons when evaluating the compliance of our employee benefit plans with the requirements of the Internal Revenue Code. Additionally, we do not treat such persons as employees for purposes of worker's compensation, labor and employment, or other legal purposes. From time to time, we may face legal challenges to the appropriateness of the characterization of these individuals as independent contractors from governmental agencies, the independent contractors themselves or some other person or entity. The determination of such a legal challenge generally will be determined on a case-by-case basis in view of the particular facts of each case. The fact specific nature of this determination raises the risk that from time to time an individual that we have characterized as an independent contractor will be reclassified as an employee for these or other legal purposes.

    In the event persons engaged by us as independent contractors are determined to be employees by the Internal Revenue Service or any applicable taxing authority, we would be required to pay applicable federal and state employment taxes and withhold income taxes with respect to these individuals and could become liable for amounts required to be paid or withheld in prior periods and for costs, penalties and interest thereon. In addition, we could be required to include these individuals in our employee benefit plans on a retroactive, as well as a current, basis. Furthermore, depending on the party that makes the legal challenge and the remedy sought, we could be subject to other liabilities sought by governmental authorities or private persons. During the fiscal years 2001 and 2000, we used approximately 38 and 75 independent contractors, respectively. Any challenge by the IRS, state authorities or private litigants resulting in a determination that these individuals are employees could have a material adverse effect on our business, financial condition and results of operations.

    From time to time new legislation may be proposed to establish more stringent requirements for the engagement of independent contractors. We are unable to assess the likelihood that any such legislation will be enacted. Further, our ability to retain independent contractors could in the future deteriorate, due in part to the lower commitment level that these contractors have to us.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD FORCE US TO CHANGE OUR OPERATIONS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO MAINTAIN OUR CURRENT BUSINESS.

    Our primary customers are banks. Although the solutions that we currently offer have not been subject to any material, specific government regulation, the banking industry is regulated heavily, and we expect that such regulation will affect the relative demand for our solutions. While we are not directly subject to federal or state regulations specifically applicable to financial institutions, such as banks, thrifts and credit unions, the Federal Deposit Insurance Corporation, the National Credit Union Administration, the Office of Thrift Supervision, the Office of the Comptroller

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of the Currency, and various state regulatory authorities typically assert the right to observe the operations of companies to which certain functions of financial institutions (such as data processing) are outsourced. These regulators may from time to time also claim the right to observe the operations of companies like us that provide software to financial institutions. In addition, financial institutions with whom we do business may from time to time require, by contract or otherwise, that evaluations of our internal controls be performed by independent auditors or by the financial institutions themselves. There can be no assurance that federal, state or foreign governmental authorities will not adopt new regulations, and any adoption of new regulations could require us to modify our current or future solutions. The adoption of laws or regulations affecting us or our customers' businesses could reduce our growth rate or could otherwise have a material adverse effect on our business, financial condition and results of operations.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW COULD PREVENT OR DELAY POTENTIAL ACQUISITION BIDS, INCLUDING BIDS WHICH MAY BE BENEFICIAL TO OUR STOCKHOLDERS.

    Our certificate of incorporation and bylaws contain provisions that may have the effect of delaying, deterring or preventing a potential takeover that our stockholders may consider to be in their best interests. The certificate and bylaws provide for a classified board of directors serving staggered terms of three years, prevent stockholders from calling a special meeting of stockholders and prohibit stockholder action by written consent. The certificate also authorizes only the board of directors to fill vacancies, including newly-created directorships, and states that our directors may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of the voting stock, voting together as a single class. In addition, our board of directors may issue up to 2,000,000 shares of preferred stock in one or more series and can fix the rights, preferences, privileges and restrictions thereof without any further vote or action by our stockholders. The issuance of shares of preferred stock may prevent or delay a change of control transaction.

    In addition, Section 203 of the Delaware General Corporation Law, which is applicable to us, restricts certain business combinations with interested stockholders even if such a combination would be beneficial to stockholders. These provisions may inhibit a non-negotiated merger or other business combination. The anti-takeover provisions of the Delaware General Corporation Law prevent us from engaging in a "business combination" with any "interested stockholder" for three years following the date that the stockholder became an interested stockholder. For purposes of Delaware law, a "business combination" includes a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning more than 15% of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may opt out of the anti-takeover provisions. We do not intend to opt out of these anti-takeover provisions.

    The foregoing provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also discourage others from making tender offers for our shares. As a result, these provisions may prevent the market price of our common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent significant changes in our board of directors and management.

THE ADOPTION OF THE FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENT OF FINANCIAL ACCOUNTING STANDARD NO. 142, GOODWILL AND OTHER INTANGIBLE ASSETS AS OF FEBRUARY 1, 2002 COULD ADVERSELY AFFECT OUR FUTURE RESULTS OF OPERATIONS AND FINANCIAL POSITION.

    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statement. As of January 31, 2001, we had goodwill and intangible assets valued at $77.5 million. We will apply the new rules on accounting for goodwill and other intangible assets beginning with the first quarter of 2002. Also during 2002, we will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of February 1, 2002 to determine if a transition impairment charge should be recognized under SFAS 142. We will thereafter annually test for impairment. There can be no assurance that such tests will not result in a determination that these assets have been impaired. If at any time it is determined that an impairment has occurred, we will be required to reflect the impaired value as a charge resulting in a reduction in earnings in the quarter such impairment is identified and a corresponding reduction in the net asset value of the Company.

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WE CANNOT PREDICT EVERY EVENT AND CIRCUMSTANCE WHICH MAY IMPACT OUR BUSINESS
AND, THEREFORE, THE RISKS AND UNCERTAINTIES DISCUSSED ABOVE MAY NOT BE THE ONLY ONES YOU SHOULD CONSIDER.

    The risks and uncertainties discussed above are in addition to those that apply to most businesses generally. In addition, as we continue to grow our business, we may encounter other risks of which we are not aware at this time. These additional risks may cause serious damage to our business in the future, the impact of which we cannot estimate at this time.

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                              CAUTIONARY STATEMENTS
                     CONCERNING FORWARD-LOOKING INFORMATION

         This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, beliefs, estimates and projections, as well as assumptions made by, and information currently available to, us. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can generally be identified as such because the context of the statement may include words such as "expect," "believe," "anticipate" or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. These statements are not guarantees of future performance, events or results and generally involve known and unknown risks, uncertainties and other facts that may cause our actual results, performance or achievements to be materially different from such forward-looking statements. The sections entitled "Risk Factors" beginning on page 5 of this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report and Quarterly Reports contain a discussion of some of the risks and other factors that could contribute to those differences. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the Commission at:

     Room 1204, Judiciary Plaza              Citicorp Center
     450 Fifth Street, N.W.                  500 West Madison Street
     Washington, D.C.  20549                 Chicago, IL  60661


         Please call the Commission at 1-800-SEC-0330 for further information about the public reference facilities. This material may also be obtained from the Commission's worldwide web site at http://www.sec.gov. The address of the Commission's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. Our outstanding common stock is listed on the Nasdaq National Market under the symbol "CANI."

         We have filed a registration statement, of which this prospectus is a part, covering the common stock offered hereby. As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

            INCORPORATION OF INFORMATION WE FILE WITH THE COMMISSION

         The Commission allows us to "incorporate by reference" certain information we file with them into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the documents listed below and future filings we will make with the Commission under Sections 12(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of these shares is terminated:

         o our annual report on Form 10-K for the year ended January 31, 2002, filed with the Commission on April 15, 2002;

         o our current report on Form 8-K filed with the Commission on April 18, 2002;

         o our current report on Form 8-K filed with the Commission on April 9, 2002; and

         o the description of our capital stock contained in our registration statement on Form 8-A filed with the Commission on May 5, 1998.

         Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

         You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents which are not specifically incorporated by reference herein) without charge upon written or oral request to Tod V. Mongan, Carreker Corporation, 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244.

                                 USE OF PROCEEDS

         The selling stockholders will receive all of the proceeds from the sale of the shares of our common stock and we will not receive any proceeds from the sale of those shares.

                              SELLING STOCKHOLDERS

     This prospectus relates to the sale of 1,282,214 shares held by the selling stockholders named in the table below. We issued all of these shares to the selling stockholders in a private placement transaction that closed on April 5, 2002. We are registering the shares in order to permit the selling stockholders to offer these shares for resale from time to time.

      The information provided in the table below with respect to the selling stockholders has been obtained from the selling stockholders. The selling stockholders do not have, nor have they had within the past three years, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may sell, transfer or otherwise dispose of at any time or from time to time since the date on which the selling stockholders provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.




                                              SHARES OF COMMON STOCK
        NAME OF SELLING STOCKHOLDER          OWNED BEFORE THE OFFERING         SHARES OF COMMON STOCK OFFERED (1)
-----   ----------------------------         -------------------------         ----------------------------------

                                          NUMBER                 PERCENT

Barnett & Co.                             165,000                *                            165,000

Morgan Stanley for the Benefit of The
RS Small Cap Growth Equity Pacific

Master Fund                               35,000                 *                            35,000

Hare & Company                            305,000                1.3%                        305,000


Net Market Partners, LP                   130,000                *                           130,000

Permal U.S. Opportunities, Ltd.           189,500                *                           189,500

Kinesis Investments Ltd.                  150,000                *                           150,000

Deephaven Private Placement Trading LTD   127,714                *                           127,714

Gryphon Master Fund, LP                   100,000                *                           100,000


                                       17


Quantico Partners, L.P.                   50,000                 *                            50,000

United Capital Management, Inc.           30,000                 *                            30,000


----------------
* Less than 1%.

(1) Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

                              PLAN OF DISTRIBUTION

         The selling stockholders (or, subject to applicable law, their pledges, donees, distributes, transferees, or successors-in-interest) are offering shares of our common stock that they acquired from us in a private placement transaction. This prospectus covers the selling stockholders' resale of up to 1,282,214 shares of common stock.

         This prospectus may be used in connection with resales or redistributions of common stock by a selling stockholder. Such a resale or redistribution may be effectuated directly or indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the Nasdaq National Market, in the over-the-counter market, on any other securities exchange on which shares of common stock are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Resale or redistribution also may be effected through:

         o a block trade, which may involve cross trades, in which the broker or dealer engaged will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

         o exchange distributions and/or secondary distributions in accordance with the rules of the Nasdaq National Market;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o an offering at other than a fixed price on or through the facilities of the Nasdaq National Market or to or through a market maker other than on the Nasdaq National Market;

         o pledges to lenders as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure thereunder;

         o        a combination of any such methods of sale; or

         o        any other legally available means.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In connection with resales or redistributions of Carreker common stock or otherwise, a selling stockholder may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with these transactions, brokers, dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. A selling stockholder may also enter into options or other transactions with brokers, dealers or other financial institutions which require delivery to that broker, dealer or financial institution of common stock which common stock may be resold by such broker, dealer or financial institution pursuant to this prospectus.

         In effecting sales, brokers, dealers or financial institutions engaged by a selling stockholder may arrange for other brokers, dealers or financial institutions to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. The broker-dealers participating in these resales or redistributions may be deemed "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares of common stock and any commissions received by these broker-dealers may be regarded as underwriting commissions under the Securities Act. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents. The shares of common stock may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify a broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities of 1933, as amended.

         In connection with resales and redistributions, the following information will, to the extent then required, be provided in the applicable prospectus supplement:

         o        the number of shares to be sold;

         o        the purchase price;

         o        the public offering price, if applicable;

         o        the name of any underwriter, agent or broker-dealer; and

         o any applicable commissions, discounts or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular sale or distribution.

                                  LEGAL MATTERS

         Locke Liddell & Sapp LLP, Dallas, Texas, has passed upon the validity of the common stock offered under this prospectus.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                1,282,214 SHARES

                              CARREKER CORPORATION

                                  ------------

                                  COMMON STOCK

                                  ------------

                                   PROSPECTUS

                                  ------------

                                 APRIL __, 2002

         You should rely only on information contained in this prospectus. We have not authorized anyone to give any information or make any representations in connection with this offering other than those contained in this prospectus. If anyone gives you any such information or makes any such representations, you should not rely on it or them as having been authorized by us. This prospectus is not an offer to sell common stock and it is not soliciting an offer to buy common stock in any state where the offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The fees and expenses to be paid by us in connection with the offer of the securities being registered hereby are estimated as follows:



         Registration fee..............................................           $1,118.30

         Legal fees and expenses.......................................          $10,000.00

         Accounting fees and expenses..................................          $20,000.00

         Printing......................................................         $  1,411.00

         Miscellaneous.................................................         $  4,275.00

              Total                                                             $ 36,804.30
                                                                               ------------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expense (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expense and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

         Article Eight of our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

         Article Eight of our certificate of incorporation also provides that we may indemnify to the fullest extent permitted by Delaware law any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. In addition, Section 7.07 of our bylaws provides for similar indemnification of officers and directors within the limits of Delaware law.

         We have entered into indemnification agreements with each of our directors, pursuant to which, we do, to the extent permitted by applicable law, indemnify such directors against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or assumed certain responsibilities at our direction. We have purchased directors and officers liability insurance in order to limit our exposure to liability for indemnification of directors and officers.

SEC POSITION ON INDEMNIFICATION

         As stated above, under our certificate of incorporation, our directors and officers are indemnified against certain causes of action. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

4.1 Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-48399)).

4.2 Amended and Restated Certificate of Incorporation and Bylaws of the Company (Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-48399)).

*5.1     Opinion of Locke Liddell & Sapp LLP.

10.1 Form of Stock Purchase Agreement dated April 2, 2002 (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed April 9, 2002).

*23.1    Consent of Ernst & Young LLP, Independent Auditors.

*23.2    Consent of Arthur Andersen LLP, Independent Auditors.

*24.1    Power of Attorney (included on second signature page).

-------------------
* Filed herewith.

ITEM 17.  UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on April 19, 2002.

                              CARREKER CORPORATION

                             By:      /s/ John D. Carreker, Jr.
                                  ---------------------------------------
                                  John D. Carreker, Jr.
                                  Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Carreker, Jr. and Terry L. Gage and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capabilities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



SIGNATURES                               TITLE                                 DATE
----------                               -----                                 ----

/s/ John D. Carreker, Jr.
-------------------------                Chairman of the Board and Chief       April 19, 2002
John D. Carreker, Jr.                    Executive Officer
                                         (Principal Executive Officer)
/s/ Terry L. Gage
-----------------                        Chief Financial Officer               April 19, 2002
Terry L. Gage                            (Principal Financial Officer)

/s/ James D. Carreker                    Director                              April 19, 2002
---------------------
James D. Carreker

/s/ James R. Erwin                       Director                              April 19, 2002
------------------
James R. Erwin

/s/ James L. Fischer                     Director                              April 19, 2002
--------------------
James L. Fischer

/s/ Michael D. Hansen                    President, Chief Operating            April 19, 2002
---------------------                    Officer and Director
Michael D. Hansen

/s/ Donald L. House                      Director                              April 19, 2002
-------------------
Donald L. House

/s/ Richard R. Lee                       Director                              April 19, 2002
------------------
Richard R. Lee

/s/ David K. Sias                        Director                              April 19, 2002
-----------------
David K. Sias

/s/ Ronald G. Steinhart                  Director                              April 19, 2002
-----------------------
Ronald G. Steinhart

                                  EXHIBIT INDEX

4.1 Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-48399)).

4.2 Amended and Restated Certificate of Incorporation and Bylaws of the Company (Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-1 (Registration NO. 333-48399)).

*5.1     Opinion of Locke Liddell & Sapp LLP.

10.1 Form of Stock Purchase Agreement dated April 2, 2002 (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed April 9, 2002.

*23.1    Consent of Ernst & Young LLP, Independent Auditors.

*23.2    Consent of Arthur Andersen LLP, Independent Auditors.

*24.1    Power of Attorney (included on second signature page).

-------------------
* Filed herewith.